Exhibit 99.2
BeiGene Presents Interim Analysis Results of RATIONALE 303 Trial of Tislelizumab in Second- or Third-Line Non-Small Cell Lung Cancer at the AACR Annual Meeting 2021
The global Phase 3 trial achieved its primary endpoint, with tislelizumab significantly prolonging overall survival in all patients, regardless of PD-L1 status;
Tislelizumab was generally well-tolerated, consistent with known risks;
A supplemental biologics license application for tislelizumab in this indication was accepted for review in China in March 2021

CAMBRIDGE, Mass. and BEIJING, China, April 12, 2021 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced results from a planned interim analysis of the Phase 3 RATIONALE 303 trial of its anti-PD-1 antibody tislelizumab compared to docetaxel as second- or third-line therapy for patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) in an oral presentation at the American Association for Cancer Research (AACR) Annual Meeting 2021. A supplemental biologics application (sBLA) based on these results from the RATIONALE 303 trial was accepted in March 2021 and is currently under regulatory review in China.
“Tislelizumab continues to demonstrate its potential in delivering meaningful survival benefit to patients with advanced or metastatic NSCLC in both the second- and third-line setting, as shown in today’s reported results, as well as with treatment-naïve populations as previously reported at last year’s ASCO and ESMO meetings,” commented Yong (Ben) Ben, M.D., Chief Medical Officer, Immuno-Oncology at BeiGene. “In addition, tislelizumab was generally well-tolerated, consistent with known risks from previously reported results across different tumor types. These encouraging results from RATIONALE 303, which supported the recently accepted sBLA in second- or third-line NSCLC in China, further suggest that tislelizumab is a potentially differentiated checkpoint inhibitor.”
Interim Analysis Results from Phase 3 RATIONALE 303 Trial of Tislelizumab vs. Docetaxel in Second- or Third-Line Locally Advanced or Metastatic NSCLC
Presentation Number: CT039
RATIONALE 303 is a randomized, open-label, multicenter global Phase 3 trial (NCT03358875) designed to evaluate the efficacy and safety of tislelizumab compared to docetaxel in the second- or third-line setting in patients with locally advanced or metastatic NSCLC who have progressed on prior platinum-based chemotherapy. The dual primary endpoints of the trial are overall survival (OS) in intent-to-treat (ITT) patients and OS in patients with high PD-L1 expression; key secondary endpoints include objective response rate (ORR), duration of response (DoR), progression-free survival (PFS), and safety. A total of 805 patients in 10 countries across Asia, Europe, the Americas, and Oceania were enrolled in the trial. Patients were randomized 2:1 to either the tislelizumab arm or the docetaxel arm.
“Based on the RATIONALE 303 trial results, compared to docetaxel standard of care, tislelizumab significantly prolonged the median OS by more than five months in all patients and was able to yield a consistent OS benefit across all patients, regardless of PD-L1 status,” said Caicun Zhou, M.D., Ph.D., Director of the Department of Oncology at Shanghai Pulmonary Hospital and Director of Cancer Institute of Tongji University. “Tislelizumab was also tolerated among these patients, with a notably lower incidence rate of Grade ≥3 adverse events compared to docetaxel. We’re encouraged by the promising findings presented today and hope tislelizumab could become an important treatment option for second- or third-line NSCLC patients.”
A pre-specified OS interim analysis in the ITT patient population was performed at the data cutoff as of August 10, 2020, and evaluated by the independent data monitoring committee.
In the interim analysis, RATIONALE 303 achieved the primary endpoint of OS in the ITT population. Key efficacy results included:
•In the ITT population, the median OS was 17.2 months (95% CI: 15.28, 20.04) in the tislelizumab arm, a significant improvement compared to 11.9 months (95% CI: 10.18, 13.93) in the docetaxel arm (p <0.0001; hazard ratio [HR]=0.64 [95%CI: 0.527, 0.778]);
•In the PD-L1 high population, the median OS was 19.1 months (95% CI: 16.82, 25.79), a significant improvement compared to 11.9 months (95% CI: 8.90, 14.03) in the docetaxel arm (descriptive p <0.0001; HR = 0.52 [95% CI: 0.384, 0.713]);

•The median PFS in the tislelizumab arm was 4.1 months (95% CI: 3.75, 5.03), compared to 2.6 months (95% CI: 2.17, 3.78) in the docetaxel arm (descriptive p <0.0001; HR = 0.64 [95% CI: 0.533, 0.758]);
•The PFS rate at 12 months was 23.3% in the tislelizumab arm, compared to 5.7% in the docetaxel arm;
•The ORR in the tislelizumab arm was 21.9%, compared to 7.0% in the docetaxel arm, with a difference of 14.9% (95% CI: 10.26, 19.56; descriptive p <0.0001); and
•The median DoR in the tislelizumab arm and the docetaxel arm was 13.5 months (95% CI: 8.54, 21.78) and 6.2 months (95% CI: 2.10, 7.16), respectively.
In the interim analysis, tislelizumab showed a safety profile consistent with data previously observed in other tislelizumab monotherapy studies as well as other PD-1/L1 inhibitors. Overall safety results included:
•In the tislelizumab arm, 509 patients (95.3%) experienced at least one treatment-emergent adverse event (TEAE) with the most common being anemia (28.5%), increased alanine aminotransferase (ALT; 19.9%), and cough (19.5%), compared to 254 patients (98.4%) in the docetaxel arm with the most common being alopecia (47.3%), anemia (43.4%), and decreased neutrophil count (36.8%);
•Grade ≥3 TEAEs were reported in 206 patients (38.6%) and 193 patients (74.8%) in the tislelizumab arm and docetaxel arm, respectively;
•Serious TEAEs were reported in 174 patients (32.6%) and 83 patients (32.2%) in the tislelizumab arm and docetaxel arm, respectively;
•Fifty-six patients (10.5%) and 32 patients (12.4%) discontinued treatment due to TEAEs in the tislelizumab arm and docetaxel arm, respectively;
•Thirty-two patients (6.0%) and 11 patients (4.3%) experienced a fatal TEAE in the tislelizumab arm and docetaxel arm, respectively; and
•In the tislelizumab arm, hypothyroidism (7.5%) and pneumonitis (2.2%) were the most common immune-mediated TEAEs of any grade and of Grade ≥3, respectively.
About Non-Small Cell Lung Cancer
Lung cancer remains the second most common type of cancer and the leading cause of cancer-related death worldwide.i NSCLC accounts for approximately 85% of all lung cancer cases and is usually diagnosed at an advanced stage.ii The five-year survival rate with treatment for stage IIIB and stage IV NSCLC is 5% and 2%, respectively.iii In China, the lung cancer incidence rate is increasing, with approximately 815,563 new cases in 2020.iv,v
About Tislelizumab
Tislelizumab (BGB-A317) is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.
The China National Medical Products Administration (NMPA) has granted tislelizumab full approval for first-line treatment of patients with advanced squamous non-small cell lung cancer (NSCLC) in combination with chemotherapy. Tislelizumab has also received conditional approval from the NMPA for the treatment of patients with classical Hodgkin’s lymphoma (cHL) who received at least two prior therapies, and for the treatment of patients with locally advanced or metastatic urothelial carcinoma (UC) with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy. Full approval for these indications is contingent upon results from ongoing randomized, controlled confirmatory clinical trials.
In addition, three supplemental Biologics License Applications for tislelizumab have been accepted by the Center for Drug Evaluation (CDE) of the NMPA and are under review for first-line treatment of patients with advanced non-squamous NSCLC in combination with chemotherapy, for the second- or third-line treatment of patients with locally advanced or metastatic NSCLC who progressed on prior platinum-based chemotherapy, and for previously treated unresectable hepatocellular carcinoma.

Currently, 16 filed or potentially registration-enabling clinical trials are being conducted in China and globally, including 13 Phase 3 trials and three pivotal Phase 2 trials.
In January 2021, BeiGene and Novartis entered into a collaboration and license agreement granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.
Tislelizumab is not approved for use outside of China.
About the Tislelizumab Clinical Program
Clinical trials of tislelizumab include:
•Phase 3 trial comparing tislelizumab with docetaxel in the second- or third-line setting in patients with NSCLC (NCT03358875);
•Phase 3 trial comparing tislelizumab to salvage chemotherapy in patients with relapsed/refractory classical Hodgkin Lymphoma (NCT04486391);
•Phase 3 trial in patients with locally advanced or metastatic urothelial carcinoma (NCT03967977);
•Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced squamous NSCLC (NCT03594747);
•Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced non-squamous NSCLC (NCT03663205);
•Phase 3 trial of tislelizumab in combination with platinum-based doublet chemotherapy as neoadjuvant treatment for patients with NSCLC (NCT04379635);
•Phase 3 trial of tislelizumab combined with platinum and etoposide versus placebo combined with platinum and etoposide in patients with extensive-stage small cell lung cancer (NCT04005716);
•Phase 3 trial comparing tislelizumab with sorafenib as first-line treatment for patients with hepatocellular carcinoma (HCC; NCT03412773);
•Phase 2 trial in patients with previously treated unresectable HCC (NCT03419897);
•Phase 2 trial in patients with locally advanced or metastatic urothelial bladder cancer (NCT04004221);
•Phase 3 trial comparing tislelizumab with chemotherapy as second-line treatment for patients with advanced esophageal squamous cell carcinoma (ESCC; NCT03430843);
•Phase 3 trial of tislelizumab in combination with chemotherapy as first-line treatment for patients with ESCC (NCT03783442);
•Phase 3 trial of tislelizumab versus placebo in combination with chemoradiotherapy in patients with localized ESCC (NCT03957590);
•Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment for patients with gastric cancer (NCT03777657);
•Phase 2 trial in patients with MSI-H/dMMR solid tumors (NCT03736889); and
•Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment in patients with nasopharyngeal cancer (NCT03924986).
About BeiGene
BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 5,400+ employees around the world are committed to expediting the development of a diverse pipeline of novel therapeutics. We currently market two internally discovered oncology medicines: BTK inhibitor BRUKINSA® (zanubrutinib) in the United States and China, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market additional oncology products in China licensed from Amgen Inc.; Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company; and EUSA Pharma; and have entered a collaboration with Novartis Pharma AG granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding data from the RATIONALE-303 trial of tislelizumab compared to docetaxel in the second- or third-line setting in patients with locally advanced or metastatic non-small cell lung cancer who have progressed on prior platinum-based chemotherapy, the filing and potential approval of an sBLA in China based on this data, and BeiGene's advancement, anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

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Craig West	Liza Heapes or Vivian Ni
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ir@beigene.com	media@beigene.com
i Globocan 2020. https://gco.iarc.fr/today/data/factsheets/populations/900-world-fact-sheets.pdf. Accessed March 2021
ii American Cancer Society. https://www.cancer.org/cancer/lung-cancer/about/what-is.html
iii U.S. National Institute Of Health, National Cancer Institute. SEER Cancer Statistics Review, 1975–2015
iv She J, Yang P, Hong Q, et al. Lung cancer in China: challenges and interventions. Chest 2013;143:1117-26
v Globocan 2020. https://gco.iarc.fr/today/data/factsheets/populations/160-china-fact-sheets.pdf. Accessed March 2021